News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $4.9 Million

in Second Quarter 2023

WILLIAMSVILLE, NY, July 27, 2023 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the second quarter ended June  30, 2023.

SECOND QUARTER 2023 REVIEW (compared with prior-year period unless otherwise noted)

"	Net income of $4.9 million reflected continued net interest margin pressure, partially offset by non-interest income growth and prudent expense management
"	Total non-interest income of $4.7 million increased 2% year-over-year and up 14% sequentially
"	Total non-interest expense declined 4% to $14.2 million, down 2% sequentially
"	Total loan balances of $1.67 billion up 3.5% year-over-year
"	The average rate paid on interest-bearing deposits was 2.18%, up from 0.28% a year ago

Net income was $4.9 million, or $0.90 per diluted share, in the second quarter of 2023, compared with $5.8 million, or $1.06 per diluted share, in the first quarter of 2023 and $5.7 million, or $1.03 per diluted share, in last year’s second quarter. The change from the first quarter of 2023 reflected a decrease in net interest income and reduced release of allowance for credit losses, partially offset by higher non-interest income and lower non-interest expense.  The change from the prior year’s second quarter was largely due to a reduction in net interest income, partially offset by lower non-interest expense and a release of allowance.  Return on average equity was 12.25% for the second quarter of 2023, compared with 14.97% in the first quarter of 2023 and 13.77% in the second quarter of 2022.

David J. Nasca, President and CEO of Evans Bancorp, Inc., said, “We believe we are executing well given the challenging market forces and backdrop of margin pressure.  Staying close to clients and cultivating prospective relationships remains paramount as we maintain stable liquidity and pursue opportunities to continue driving growth and loan production.  Equally important is our focus on controlling costs and efforts to improve efficiencies, which is evidenced by our non-interest expense decline both quarter-over-quarter and year-over-year.”

He added, “The net interest margin reduction during the quarter reflects ongoing market forces that have driven deposits costs higher.  Overall, we believe we are maintaining our posture against stiff competition as our team has continued to retain key deposits.  Looking ahead, we expect market dynamics and pricing pressures will continue to have an impact on our margin in the third quarter and then begin to moderate heading into the end of the year.”

Evans Bancorp Reports Net Income Growth of $4.9 Million in Second Quarter 2023

July  27, 2023

Net Interest Income
($ in thousands)

	2Q 2023	1Q 2023	2Q 2022

Interest income	$23,988	$23,365	$19,097
Interest expense	8,307	6,040	1,045
Net interest income	15,681	17,325	18,052
Provision for credit losses	(116)	(654)	267
Net interest income after provision	$15,797	$17,979	$17,785

Net interest income of $15.7 million was down $1.6 million, or 9%, from the sequential first quarter and $2.4 million, or 13%, from last year’s second quarter due to higher interest expense given the cost increase of interest-bearing liabilities as a result of competitive pricing on deposits.

Second quarter net interest margin of 3.10% declined 36 basis points over the trailing first quarter and 35 basis points from the prior-year period.  The yield on loans improved both sequentially and year-over-year, up 10 basis points and 102 basis points, respectively.  The cost of interest-bearing liabilities was 2.18% compared with 1.65% in the first quarter of 2023 and 0.28% in the second quarter of 2022.

The $0.1 million release of allowance in the current quarter was largely due to lower criticized loan balances, and lower specific reserves on impaired loans, partially offset by loan growth.

“Given external market forces and current headwinds, we believe our liquidity position is solid and backed by a diversified deposit base as well as other alternative sources of funding.  Total deposits on an end of period basis did decline during the recent quarter, though the vast majority – approximately $48 million – consisted of typical seasonal municipal outflows,” commented John Connerton, Chief Financial Officer of Evans Bank.  “Credit quality remains strong despite the rise in non-performing loans, which reflects a single commercial credit of $6.5 million that is well collateralized and still accruing.”

Asset Quality
($ in thousands)

	2Q 2023	1Q 2023	2Q 2022

Total non-performing loans	$27,789	$24,084	$22,010
Total net loan charge-offs (recoveries)	35	(4)	66
Non-performing loans / Total loans	1.66%	1.45%	1.36%
Net loan charge-offs / Average loans	0.01%	-%	0.02%
Allowance for loan losses / Total loans	1.28%	1.30%	1.17%

Evans Bancorp Reports Net Income Growth of $4.9 Million in Second Quarter 2023

July  27, 2023

Non-Interest Income
($ in thousands)
	2Q 2023	1Q 2023	2Q 2022

Deposit service charges	$645	$613	$703
Insurance service and fee revenue	2,720	2,429	2,567
Bank-owned life insurance	238	224	171
Other income	1,098	847	1,171
Total non-interest income	$4,701	$4,113	$4,612

Total non-interest income increased $0.6 million, or 14%, from the first quarter of 2023, and was up
$0.1 million, or 2%, from last year’s second quarter.

Insurance service and fee revenue increased 12% over the sequential first quarter and was up 6% over last year’s second quarter.  The increase from the first quarter of 2023 reflects seasonally higher policy renewals for institutional clients, while the year-over-year increase was due to commissions from higher premiums and new commercial lines insurance sales.

Other income increased $0.3 million from the sequential first quarter primarily due to movements in mortgage servicing rights and higher loan fees.

Non-Interest Expense
($ in thousands)
	2Q 2023	1Q 2023	2Q 2022

Salaries and employee benefits	$8,649	$9,413	$9,436
Occupancy	1,145	1,173	1,131
Advertising and public relations	407	156	438
Professional services	808	883	843
Technology and communications	1,542	1,356	1,237
Amortization of intangibles	100	100	100
FDIC insurance	350	350	250
Other expenses	1,171	1,071	1,349
Total non-interest expenses	$14,172	$14,502	$14,784

Total non-interest expense decreased $0.3 million, or 2%, from the first quarter of 2023, and was down $0.6 million, or 4%, from last year’s second quarter.

Salaries and employee benefits were down $0.8 million, or 8% from both comparative periods.  Included in salaries and employee benefits during the first quarter of 2023 was the funding of employee’s health savings accounts and payroll taxes that are typically higher in the first quarter.  Compared with last year’s second quarter, the decrease was primarily due to lower incentive accruals of $1.2 million partially offset by merit increases and strategic hires.

Technology and communications increased $0.2 million from the sequential first quarter and $0.3 million from last year’s second quarter primarily due to higher ATM card fees and software costs.

FDIC insurance increased $0.1 million from the second quarter of 2022 reflecting changes to the FDIC’s assessment rate schedules intended to raise the reserve ratio of the Deposit Insurance Fund.

Other expenses increased from the sequential first quarter primarily due to charitable contributions.  The decrease from last year’s second quarter was due to lower loan fees.

Evans Bancorp Reports Net Income Growth of $4.9 Million in Second Quarter 2023

July  27, 2023

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 69.5% in the second quarter of 2023, 67.6% in the first quarter of 2023, and 65.2% in the second quarter of 2022.

Income tax expense was $1.4 million, for an effective tax rate of 22.0%, in the second quarter of 2023 compared with 23.6% in the first quarter of 2023 and 24.7% in last year’s first quarter.  The decrease is due to stable non-taxable income on a decreasing overall pre-tax income base.

Balance Sheet Highlights

Total assets were $2.15 billion as of June  30, 2023, an increase of less than 1% since March 31, 2023, though down 2% from $2.21 billion at June 30, 2022.  The change from last year’s second quarter was due to a reduction in interest-bearing deposits at banks of $78 million and investment securities of $49 million, partially offset by an increase in loan balances of 3.5% or $57 million.  The loan balance increase reflects higher commercial real estate loans of $55 million and residential mortgages of $12 million, partially offset by commercial and industrial loans which decreased $8 million.

Investment securities were $354 million at June 30, 2023, $16 million lower than the end of the first quarter of 2023 and $49 million lower than the end of last year’s second quarter.  The decrease reflects changes in unrealized gains and losses on investment securities and maturities within our available-for-sale investment portfolio.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.79 billion decreased $63 million, or 3%, from March  31, 2023,  and  $182 million, or 9%, from the end of last year’s second quarter.  The change from the sequential first quarter reflects a decrease in demand deposits of $42 million, municipal savings deposits of $32 million, consumer savings of $30 million, commercial savings of $19 million and brokered deposits of $6 million, partially offset by an increase in NOW deposits of $35 million and time deposits of $24 million.

When compared with the end of last year’s second quarter, there were deposit decreases in consumer savings of $196 million, demand deposits of $108 million, commercial savings of $64 million, municipal savings of $29 million, and brokered deposits of $6 million.  Offsetting those decreases were higher consumer time deposits of $183 million and NOW deposits of $38 million.

While the Company has not experienced a significant outflow of deposits, in the event of such occurrences, the Bank has access to alternate sources of funding to meet withdrawal demands. As of June 30, 2023, the Bank had $34 million in overnight borrowings at the FHLB.  Given the current collateral available at FHLB, advances up to $337 million can be drawn on the FHLB via the banks overnight line of credit.  Additionally, the Bank has the ability to borrow from the Federal Reserve and participates in the Bank Term Funding Program.  At June 30, 2023 the Bank had $100 million in short-term borrowings with the Federal Reserve and had $54.5 million in additional availability to borrow against collateral.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.43% at June  30, 2023 compared with 9.13% at March 31, 2023 and 8.73% at June 30, 2022.

Book value per share was $29.13 at June 30, 2023 compared with $28.97 at March 31, 2023 and $29.53 at June 30, 2022.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant unrealized losses on investment securities, which reduced book value per share at June 30, 2023 by $2.94 when compared with the last year’s second quarter.  Such unrealized gains and losses are due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.

Tangible book value per share was $26.62 at June 30, 2023 compared with $26.44 at March 31, 2023 and $26.97 at June 30, 2022.

Evans Bancorp Reports Net Income Growth of $4.9 Million in Second Quarter 2023

July  27, 2023

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, July 27, 2023 at 4:45 p.m. ET. Management will review the financial and operating results for the second quarter of 2023, as well as the Company’s strategy and outlook.  A question and answer session will follow.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 8:00 p.m. ET on the day of the teleconference until Thursday,
August 10, 2023.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13739491, or access the webcast replay at www.evansbancorp.com , where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $1.8 billion in deposits at June  30, 2023.  Evans is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through eight offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski/Craig Mychajluk Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:	cmychajluk@keiadvisors.com
Kathleen Rizzo Young Group VP/Public & Community Relations Director 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income Growth of $4.9 Million in Second Quarter 2023

July  27, 2023

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
ASSETS
Interest-bearing deposits at banks	$10,334	$3,832	$6,258	$6,813	$88,190
Investment Securities	353,836	369,636	371,275	376,713	403,322
Loans	1,670,753	1,658,576	1,672,369	1,626,457	1,613,834
Allowance for credit losses	(21,368)	(21,523)	(19,438)	(18,630)	(18,819)
Goodwill and intangible assets	13,729	13,829	13,929	14,029	14,129
All other assets	127,679	123,920	134,117	124,323	107,698
Total assets	$2,154,963	$2,148,270	$2,178,510	$2,129,705	$2,208,354

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	442,195	483,958	493,710	558,805	550,079
NOW deposits	303,159	268,283	273,359	263,648	265,181
Savings deposits	726,687	807,532	801,943	913,383	1,015,511
Time deposits	314,574	290,141	202,667	137,910	137,561
Total deposits	1,786,615	1,849,914	1,771,679	1,873,746	1,968,332
Borrowings	190,697	120,002	231,223	83,456	59,028
Other liabilities	18,167	20,103	21,615	22,652	18,319
Total stockholders' equity	159,484	158,251	153,993	149,850	162,675

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,477,505	5,462,763	5,437,048	5,509,917	5,508,663
Book value per share	$29.12	$28.97	$28.32	$27.20	$29.53
Tangible book value per share	$26.61	$26.44	$25.76	$24.65	$26.97
Tier 1 leverage ratio	9.43%	9.13%	9.13%	9.00%	8.73%
Tier 1 risk-based capital ratio	12.73%	12.55%	12.29%	12.40%	12.47%
Total risk-based capital ratio	13.98%	13.80%	13.48%	13.57%	13.68%

ASSET QUALITY DATA
Total non-performing loans	$27,789	$24,084	$24,728	$25,961	$22,010
Total net loan charge-offs (recoveries)	35	(4)	115	1,518	66

Non-performing loans/Total loans	1.66%	1.45%	1.48%	1.60%	1.36%
Net loan charge-offs (recoveries)/Average loans	0.01%	-%	0.03%	0.38%	0.02%
Allowance for credit losses/Total loans	1.28%	1.30%	1.16%	1.15%	1.17%

Evans Bancorp Reports Net Income Growth of $4.9 Million in Second Quarter 2023

July  27, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2023	2023	2022	2022	2022
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest income	$23,988	$23,365	$22,381	$20,487	$19,097
Interest expense	8,307	6,040	3,167	1,299	1,045
Net interest income	15,681	17,325	19,214	19,188	18,052
Provision for credit losses	(116)	(654)	923	1,328	267
Net interest income after provision for credit losses	15,797	17,979	18,291	17,860	17,785

Deposit service charges	645	613	684	782	703
Insurance service and fee revenue	2,720	2,429	2,204	3,383	2,567
Bank-owned life insurance	238	224	221	161	171
Other income	1,098	847	1,352	1,441	1,171
Total non-interest income	4,701	4,113	4,461	5,767	4,612

Salaries and employee benefits	8,649	9,413	9,498	10,450	9,436
Occupancy	1,145	1,173	1,190	1,118	1,131
Advertising and public relations	407	156	125	417	438
Professional services	808	883	871	839	843
Technology and communications	1,542	1,356	1,437	1,339	1,237
Amortization of intangibles	100	100	100	100	100
FDIC insurance	350	350	250	255	250
Other expenses	1,171	1,071	1,429	1,273	1,349
Total non-interest expenses	14,172	14,502	14,900	15,791	14,784

Income before income taxes	6,326	7,590	7,852	7,836	7,613
Income tax provision	1,394	1,790	1,809	1,972	1,879
Net income	4,932	5,800	6,043	5,864	5,734

PER SHARE DATA
Net income per common share-diluted	$0.90	$1.06	$1.10	$1.06	$1.03
Cash dividends per common share	$-	$0.66	$-	$0.64	$-
Weighted average number of diluted shares	5,474,462	5,475,790	5,500,810	5,546,764	5,550,436

PERFORMANCE RATIOS
Return on average total assets	0.91%	1.07%	1.12%	1.08%	1.04%
Return on average stockholders' equity	12.25%	14.97%	16.07%	14.15%	13.77%
Return on average tangible common stockholders' equity*	13.39%	16.44%	17.72%	15.46%	15.06%
Efficiency ratio	69.53%	67.65%	62.94%	63.28%	65.23%
Efficiency ratio (Non-GAAP)**	69.04%	67.18%	62.51%	62.88%	64.79%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income Growth of $4.9 Million in Second Quarter 2023

July  27, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2023	2023	2022	2022	2022
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES

Loans, net	$1,646,502	$1,641,162	$1,627,028	$1,597,382	$1,591,971
Investment securities	373,922	382,329	382,125	406,703	392,371
Interest-bearing deposits at banks	7,235	9,824	10,416	42,788	111,457
Total interest-earning assets	2,027,659	2,033,315	2,019,569	2,046,873	2,095,799
Non interest-earning assets	129,793	133,936	135,035	122,321	116,202
Total Assets	$2,157,452	$2,167,251	$2,154,604	$2,169,194	$2,212,001

NOW	281,910	260,242	265,313	269,359	258,197
Savings	776,020	796,793	874,816	964,051	1,020,004
Time deposits	304,575	257,733	174,362	132,319	143,677
Total interest-bearing deposits	1,362,505	1,314,768	1,314,491	1,365,729	1,421,878
Borrowings	163,338	173,053	151,259	65,990	63,203
Total interest-bearing liabilities	1,525,843	1,487,821	1,465,750	1,431,719	1,485,081

Demand deposits	451,990	503,945	518,666	549,625	542,827
Other non-interest bearing liabilities	18,532	20,487	19,798	22,073	17,562
Stockholders' equity	161,087	154,998	150,390	165,777	166,531

Total Liabilities and Equity	$2,157,452	$2,167,251	$2,154,604	$2,169,194	$2,212,001

Average tangible common stockholders' equity*	147,299	141,111	136,406	151,690	152,345

YIELD/RATE

Loans, net	5.26%	5.16%	4.88%	4.47%	4.24%
Investment securities	2.47%	2.53%	2.36%	2.23%	2.09%
Interest-bearing deposits at banks	4.45%	3.97%	3.16%	2.01%	0.81%
Total interest-earning assets	4.75%	4.66%	4.40%	3.97%	3.65%

NOW	1.24%	0.75%	0.36%	0.10%	0.09%
Savings	1.58%	0.95%	0.33%	0.19%	0.14%
Time deposits	3.10%	2.63%	1.61%	0.64%	0.49%
Total interest-bearing deposits	1.85%	1.24%	0.51%	0.22%	0.16%
Borrowings	4.98%	4.74%	3.88%	3.27%	2.95%
Total interest-bearing liabilities	2.18%	1.65%	0.86%	0.36%	0.28%

Interest rate spread	2.57%	3.01%	3.54%	3.61%	3.37%
Contribution of interest-free funds	0.53%	0.45%	0.23%	0.11%	0.08%
Net interest margin	3.10%	3.46%	3.77%	3.72%	3.45%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.